Exhibit 16.1

[Letterhead of Acqavella, Chiarelli, Shuster, Berkower & Co., LLP]

June 1, 2010

Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for China Organic Agriculture, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 Changes in Registrant’s Certifying Accountants of the Company’s Current Report on Form 8-K dated June 1, 2010 (the “Current Report”) and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm, Aquavella, Chiarelli,
Shuster, Berkower & Co., LLP .

Sincerely,

/S/ AQUAVELLA, CHIARELLI, SHUSTER, BERKOWER & CO., LLP